EXHIBIT 15

To the Board of Directors and Shareholders of
The Allstate Corporation:

        We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed consolidated financial statements of The Allstate Corporation and subsidiaries for the three-month and six-month periods ended June 30, 2003 and 2002, as indicated in our report dated August 11, 2003; because we did not perform an audit, we expressed no opinion on such financial statements.

        We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, is incorporated by reference in the following Registration Statements:

Forms S-3 Registration Nos.	Forms S-8 Registration Nos.
333-34583	33-77928
333-39640	33-93760
33-93762
33-99132
33-99136
33-99138
333-04919
333-16129
333-23309
333-30776
333-40283
333-40285
333-40289
333-49022
333-60916
333-73202
333-100405
333-100406
333-105632

        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 11, 2003

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